Exhibit 23.3

February 9, 2011

El Capitan Precious Metals, Inc.
15225 N. 49th Street
Scottsdale, AZ 85254

Gentlemen:

The undersigned hereby consents to incorporation by reference in the Post-effective Amendment No. 2 on Form S-3/A of El Capitan Precious Metals, Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission, to the undersigned’s reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 (the “Annual Report”) filed with the Securities and Exchange Commission on January 13, 2011, including without limitation references in Item 2 of the Annual report.

The undersigned also confirms that he has read each of the references to the undersigned in the Annual Report and concurs with such statements. In giving this consent, the undersigned does not admit that he is within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Clyde L. Smith
Clyde L. Smith, Ph.D.